Exhibit 99

Trico Marine Announces Hiring of New Chief Financial Officer and Sale of North Sea Vessel

HOUSTON, Aug. 14 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) today reported the hiring of Trevor Turbidy as the Company's new Chief Financial Officer. Before joining Trico, Mr. Turbidy was employed by Credit Suisse First Boston as a Director in their Investment Banking Division.

In addition, the Company announced that it is continuing to make progress in executing on its liquidity enhancement plan. The Company has entered into a definitive agreement to sell one of its North Sea vessels for NOK 263 million. The vessel sale is subject to customary closing conditions and is expected to be completed during the third quarter of 2003. The Company has also recently received a $4.5 million tax refund. Proceeds from the sale of the vessel and the tax refund will be used to pay down outstanding indebtedness under the Company's revolving credit facilities and increase working capital.

"We are very pleased to have Trevor be part of the team at Trico," said Thomas E. Fairley, President and Chief Executive officer. "Trevor's financial expertise will be a great asset as we continue to work on our liquidity enhancement plan."

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Visit our website at www.tricomarine.com .

Certain statements in this press release that are not historical fact may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.